Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

President and Chief Operating Officer

This Executive Employment Agreement (“Agreement”) is made and entered into on June 19, 2023, by and between CalEthos, Inc., with principal offices located at 11753 Willard Avenue, Tustin, CA 92782 (“CalEthos,” “Employer,” or the “Company”) and Joel Stone (“Executive”). Employer and Executive shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS Employer desires to hire Executive and Executive desires to be employed by Employer.

WHEREAS, Executive’s employment began on March 28, 2023, and this Agreement will memorialize the terms and conditions of his employment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Duties and Responsibilities

Executive shall be employed as President and Chief Operating Officer (“COO”), a full-time exempt position, and will report to Chief Executive Officer (“CEO”), Michael Campbell. Executive’s duties shall be those duties reasonably expected to be performed by a person with the title of President and COO of a Data Center Development and Operations company including, but not limited to, those duties outlined in the attached Job Description, and such duties and responsibilities as the CEO may assign to Executive from time to time.

Executive acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that Executive possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company is contingent upon his successful performance of his duties in his position, or in such other position to which he may be assigned.

A.	General Duties

i.	Executive shall render to the very best of Executive’s ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

ii.	Executive shall devote his full time, energy and skills to the performance of services for the Company, at such time and place as the Company may direct. Executive shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the CEO.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

iii.	Executive shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

iv.	Executive shall have no authority to enter into any contract that materially affects the Company or to deliberately create any material obligation on the part of the Company, except as may be specifically authorized by the CEO. For purposes of this section, “materially” or “material” shall be defined as any contract that has a financial impact or is financially binding upon the Company.

B.	Specific Duties

Please see the attached Job Description.

2. Compensation

In consideration for Executive’s agreement to perform his duties as President and COO, Employer agrees as follows:

A. Base Salary: Employer will pay Executive a base salary of $250,000.00 per annum, less applicable withholding taxes, paid in equal installments twice a month (“Base Salary”). Executive will be paid in accordance with Employer’s regular payroll practices. Direct deposit may be available should Executive desire.

As more fully set forth in the Job Description, once certain benchmarks are reached, and so long as they are reached in a timely manner, Executive’s Base Salary will be reviewed and revised. For example, once all necessary permits have been granted to start construction, Executive’s Base Salary will increase to $300,000 per annum, less applicable withholding taxes. Once the Data Center is operational and at least 25% of the planned 100 megawatts (“MW”) of colocation capacity is leased, Executive’s Base Salary will increase to $350,000 per annum, less applicable withholding taxes. Whether Executive has met the benchmarks required to increase the Base Salary will be determined at the sole discretion of the Company.

The Base Salary is stated in annual terms for the sake of convenience and is not intended to nor does it create an employment contract for any specific period of time.

B. Bonus: At the sole discretion of the Employer, following each calendar year of continuous employment, Executive shall be eligible to receive a discretionary bonus of up to fifty percent (50%) of Executive’s Base Salary during the first year of employment, up to seventy-five percent (75%) of Executive’s then-current Base Salary during the second year of employment, and up to one-hundred percent (100%) of Executive’s then-current Base Salary during Executive’s third year of employment (the “Bonus”). Payment of the Bonus will be based on the achievement of certain goals and performance criteria established by Employer (“Performance Goals”). The determination of whether Executive has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by Employer in its sole and absolute discretion. In order to be eligible to earn or receive any Bonus, Executive must remain employed by Employer through and including the end of the year with respect to which such Bonus is earned. Executive acknowledges that payment of a Bonus, if any, is at the sole discretion of the Employer. Nothing in this paragraph is intended to or shall alter Executive’s at-will employment status.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

C. Severance: After 90 days of continuous and active employment, if Executive is terminated without Cause (defined below) or resigns for Good Reason (defined below) and Executive has signed and not revoked a general release, the Company will pay Executive Severance as follows:

i.	If Executive is terminated without Cause or resigns with Good Reason before the 91st day of employment, Executive will not be entitled to any severance.

ii.	If Executive is terminated without Cause or resigns with Good Reason between the 91st day of employment and the end of the first year of employment, Executive will be entitled to a prorated severance to be calculated by dividing the number of days worked in excess of 90 days by 275 days (365 days minus 90 days where no severance is provided) and then multiplying that percentage by $94,178.08 (approximately 75% of 6 months’ of Executive’s Base Salary during the first year of employment, and the maximum amount of severance to which Executive could be entitled during the first year of employment).

For example, if Executive is terminated without Cause or resigns with Good Reason on the 95th day of continuous and active employment, and Executive has executed and not revoked a general release, the Company will pay Executive $1,712.33 in severance. The calculation is as follows:

(95-90)/275 = .0181818
.0181818 * $ 94,178.08 = $1,712.33

Similarly, if Executive is terminated without Cause or resigns with Good Reason on the 300th day of continuous and active employment, and Executive has executed and not revoked a general release, the Company will pay Executive $71,917.81 in severance. The calculation is as follows:

(300-90)/275 = .763636364
.763636364 * $ 94,178.08 = $71,917.81

iii.	If Executive is terminated without Cause or resigns with Good Reason after one year of employment, and Executive has executed and not revoked a general release, Executive will be entitled payment of six (6) months of Base Salary as severance.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

iv.	As a condition precedent to the Company’s obligation to pay severance, Executive must execute, deliver, and not revoke a separation agreement with a general release (“Separation Agreement”) within 30 days of Executive’s last day of employment. If Executive fails to execute and deliver the Separation Agreement, or if Executive effectively revokes the release, the Company shall be under no obligation to pay any severance.

v.	For purposes of this Agreement, “Cause” means: (a) failure to perform the duties of the Executive’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Executive’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) gross misconduct, insubordination or deliberate refusal to follow the instructions of the CEO or Board. For subsections (a) and (h) only, the Company will provide written notice to Executive that it believes Executive has violated one or both of these subsections and Executive shall have thirty (30) days from the date of such notice to substantially or materially cure such circumstances. If after this 30-day cure period, the Company determines that the Executive has failed to cure the performance deficiencies or breach, the Company may terminate Executive’s employment with Cause.

vi.	For purposes of this Agreement, “Good Reason” means: (i) a material reduction in Executive’s Base Annual Salary, other than any reduction that applies proportionally to similarly situated executives; or (ii) a material change or reduction in Executive’s job duties or reporting structure, provided, however, that to establish Good Reason, (A) the Executive must first provide the Company written notice of any of the foregoing within a reasonable period of time following the commencement of such event specifying the basis for Executive’s belief that Executive is entitled to terminate Executive’s employment for Good Reason, and (B) the Company must have thirty (30) days to cure such event.

D. Employee Stock Options: Subject to CEO and Board approval and the standard terms applicable to the Company’s Employee Stock Option Plan, you will be provided with an option to purchase Two Million Five Hundred Thousand (2,500,000) shares of the Company’s common stock at a price equal to the trading price of the Company’s stock on the date of signing this Employment Agreement.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

E. Stock Option Vesting: The stock options will vest as follows:

i.	50% of the Stock Options will vest over the first 3 years equally 1/3 each year on the anniversary of each year of employment.

ii.	The balance of Stock Options will vest based the Executive completing the following milestones:

1.	10% of the stock options will vest upon completion of the initial site development plan and Data Center design, and submission of a complete set of plans to Imperial County Planning and Development Department for approvals and permits.

2.	10% of the stock or options will vest upon the Company receiving all necessary permits to construct the data center site and facilities (including but not limited to power substation, water delivery, pumping, storage and on-site distribution systems, fiber conduit lines and communications systems, and on-site roads, water, power and communications grid, warehousing, offices, administration, support and security buildings, perimeter walls and security systems).

3.	10% of the stock options will vest upon the completion of construction of a complete data center operation and receipt of an occupancy permit for either a Data Center facility to be built as a “build to suit” building for a hyperscale company or as a wholesale colocation building for enterprise IT customers.

4.	20% of the stock options will vest upon the signing of a build-to-suit contract or a wholesale colocation operation being contracted for 50% of the constructed wholesale colocation facility’s capacity.

5.	Vesting milestones can be altered or changed by the Parties mutually agreeing as the data center site development, building designs and construction plans are further defined and timelines for permitting, construction, and customer contracts, occupancies and operations’ milestones are established.

iii.	Upon a Change of Control event whereby the Company is sold or acquired, any outstanding Stock Options that are not fully vested shall be accelerated so that they become fully vested. For purposes of this Agreement, a “Change in Control” means the acquisition of the Company by another entity by sale of stock, consolidation, merger, or other reorganization of the Company, or any sale, lease, irrevocable license or other disposition of substantially all of the Company’s assets unless the holders of the Company’s voting securities immediately before the transaction hold at least fifty percent (50%) of the total voting power of the survivor or successor entity immediately after the transaction in the same relative proportions as before the transaction.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

3. Telecommuting and Expense Reimbursement

Based on the mutual agreement of the Parties, Executive may perform his duties remotely. Executive must satisfactorily perform all duties and responsibilities that he would otherwise be required to perform if Executive was working at Employer’s worksite. Nothing in this Agreement will prevent the Company from requiring Executive’s presence at the worksite as required by, and in the sole discretion of, the Employer. CalEthos may discontinue the telecommuting arrangement at any time.

If needed, Employer will provide Executive with a computer/laptop, monitor(s), headsets, camera, printer, office supplies, or any other materials or equipment that Executive may need to perform his job duties. Executive agrees that all technology equipment provided to Executive by Employer is the property of Employer and shall immediately return the equipment to Employer at any time upon request or upon termination of Executive’s employment.

Executive may use their own computer/laptop, office equipment and cellphone, provided that any and all data and files created during the course of business are stored on Company approved data storage, file systems and or collaboration tools. All company data and files must be secured and access password protected. Executive must take all steps necessary to ensure the confidentiality of the information maintained on these systems. Executive should have no expectation of privacy as to any data maintained on the Company’s =systems.

Employer will pay Executive a monthly stipend of $350 to cover cell phone service, internet service and any expenses associated with using the Executive’s home as his worksite, including, but not limited to, office supplies, any increase in electric or other utility expenses, mortgage/rent, etc.

If at any time Executive believes that the monthly stipend does not cover all expenses incurred by Executive in working remotely, Executive must immediately advise the CEO of the same.

In addition, Employer will pay (reimburse) Executive up to $2,000 to cover the cost of home office furniture, such as a desk and chair. Any furniture paid for by the Company remains the property of the Company. If any additional furniture is needed, please discuss the same with Employer prior to incurring the expense.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

4. CalEthos will reimburse any additional, documented and reasonable business expenses, subject to such guidelines or limitations provided by CalEthos from time to time under its employee travel policies. Benefits

Executive shall be eligible to participate in all employee benefit plans, policies and programs in which other Company executive or officers participate.

A. Paid Sick Leave: CalEthos will provide Executive a one-time lump-sum allocation of 48 hours of Paid Sick Leave. Thereafter, Executive will receive a new allocation of 48 hours either on the first of the calendar year, or on the anniversary of hire. Unused Paid Sick Leave will carry over to the following year up to a maximum of 72 hours of Paid Sick Leave. Executive may use Paid Sick Leave beginning on the 90th day of employment.

B. Vacation: After 90 days of continuous and active employment, CalEthos will provide Executive with twenty (20) days or 160 hours of vacation per annum, which will accrue on a pro rata basis of 13.33 hours for each full month worked. During the first year of employment, Executive will accrue only 15 days or 120 hours, as Executive will not accrue any vacation during the first 90 days of employment. Accrued but unused vacation will carry over from year to year up to a maximum of 30 days or 240 hours, at which time no more vacation will accrue until Executive uses some of the accrued but unused vacation.

C. Insurance: The Company will also pay your COBRA, equal up to Two Thousand Three Hundred Dollars ($2,300) per month until a healthcare plan is put into place by the Company for its employees. Once the Company has a group health insurance policy in place, the Company will cover the premium for Executive and his immediate family (spouse and dependent children).

CalEthos reserves the right to change its benefits at any time.

5. Employment At Will

Executive’s employment is “at will.” This means that either Executive or CalEthos can terminate this employment at any time, for any reason, with or without cause and with or without notice. This paragraph is the complete and exclusive statement regarding the circumstances under which Executive’s employment may be terminated. It supersedes any prior agreement or representation. If any term of this paragraph conflicts with any policy of CalEthos, now or in the future, the terms of this paragraph will control. The terms of this paragraph may not be changed except by written agreement signed by Executive and the CEO of CalEthos.

6. Confidentiality

During performance of his duties and obligations under this Agreement, Executive will become privileged to certain information that is classified as “Confidential Information,” which includes information relating to CalEthos and/or its clients, including but not limited to the identity of CalEthos’ clients, employees, vendors, contractors, CalEthos’ finances, the finances and personal affairs of the CEO, activities, software, processes, systems, applications, marketing strategies or plans, and any other information that is non-public, proprietary or confidential in nature (all the foregoing, collectively, “Confidential Information”). The protection of confidential information is vital. Executive shall (i) keep all Confidential Information confidential; (ii) not disclose any Confidential Information or any part thereof, in any manner whatsoever, without CalEthos’ prior written consent, and (iii) not use any Confidential Information or any part thereof, including but not limited to soliciting clients post-employment as outlined in the NDA/Confidentiality Agreement signed between the Parties on 3/27/2023.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

All Confidential Information is and remains the property of CalEthos and cannot be used, disclosed, duplicated or redistributed in any way at any time. Executive is prohibited from either disclosing, misusing, or misappropriating any Confidential Information at any time, either during employment or thereafter, except as required in the course of employment. Executive is specifically prohibited from disclosing such Confidential Information to CalEthos’ competitors and any subsequent employers.

Confidential Information shall not include any records, data or information which are in the public domain, provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this provision.

7. Loyalty; Noncompetition; Nonsolicitation; Nondisparagement

a.	Loyalty. Executive shall devote his best efforts to such duties as are assigned by CalEthos and shall comply with all policies and instructions promulgated by CalEthos. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to CalEthos, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of CalEthos.

b.	Noncompetition. During Executive’s employment, Executive shall not, without the prior written consent of CalEthos, engage in competition with CalEthos, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CalEthos.

c.	Nonsolicitation. During Executive’s employment, and for 12 months thereafter, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any individual who is an employee or consultant of CalEthos, to terminate his or her employment or consulting relationship with CalEthos; or (ii) use CalEthos’ Confidential Information (described above) to solicit or attempt to solicit the business of any person or entity who is doing, or has within the last six months done, business with CalEthos for the purpose of engaging in competition with CalEthos.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

d.	Nondisparagement. At all times during Executive’s employment and thereafter, Executive agrees not to disparage CalEthos, or its respective owners, officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process. Nothing in this Agreement shall be construed as limiting an employee’s right to engage in concerted activity protected by Section 7 of the National Labor Relations Act, filing an unfair labor practice charge, or assisting or cooperating with a National Labor Relations Board investigation.

8. General

a. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties except for the Arbitration Agreement and Confidentiality and Non-Disclosure Agreement, both dated March 27, 2023, and the attached Job Description, which are expressly incorporated herein by reference.

A. Amendment. This Agreement may not be modified, altered, or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

B. No Reliance on Representation of the Other. Each Party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

C. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

D. Law Governing the Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

E. Headings. The headings in this Agreement are to make it easier to read and should not be considered when interpreting various provisions of this Agreement.

F. Successors. The rights and obligations of the Parties hereunder are not assignable to another person without prior written consent; provided, however, that the Company, without obtaining Executive’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by the Company to any entity which purchases all or substantially all of the Company’s assets.

G. No Assignment. This Agreement is solely between Executive and Employer and cannot be assigned by Executive.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

H. Attorneys’ Fees. Should any litigation (or arbitration) be commenced between or among Employer and Executive concerning this Agreement or the rights and duties of the Parties in relation hereto, the party prevailing in such litigation (or arbitration) shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys’ fees and costs in such litigation (or arbitration), which shall be determined by the court (or arbitrator) in such litigation (or arbitration) or in a separate action brought for that purpose.

I. Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. As used in this Agreement, the term “or” shall be deemed to include the term “and/or,” and the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

J. Representation by Counsel. The Parties acknowledge and agree that they have had the opportunity to be represented by counsel and that both Parties have participated in the drafting of this Agreement.

K. Delay Does Not Constitute a Waiver. No delay or omission by a party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

L. Counterpart and Facsimile. This Agreement may be signed in separate counterparts, with each counterpart having the full force and effect of an original. Any signature to this Agreement shall be deemed an original signature even if the signature is transmitted by facsimile or is an electronic/digital signature. Any electronic signature must be captured using secure software, such as DocuSign, Adobe Sign, or HelloSign.

11753 Willard Avenue | Tustin | CA | 92782

Executive Employment Agreement – COO - Joel Stone

June 26, 2023

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

CALETHOS, INC.		EXECUTIVE

Signature:	/s/ Michael Campbell	Signature:	/s/ Joel Stone
Print:	Michael Campbell, CEO	Print:	Joel Stone
Date:	June 19, 2023	Date:	June 19, 2023

11753 Willard Avenue | Tustin | CA | 92782

Exhibit A

JOB DESCRIPTION

The President and Chief Operating Officer (“COO”) is the member of executive management and responsible for maintaining and driving operational results of CalEthos, Inc. (“CalEthos”) The President and COO works closely with the CEO (Michael Campbell) as well as other executive management team members. As one of the most critical and essential positions within a company, the President and COO must be a skilled communicator, effective leader and driven businessperson who can spur company growth, maintain key operational procedures, create new processes and ensure day-to-day operational excellence.

Responsibilities

1.	Provide management to staff and leadership to CalEthos that aligns with the Company’s business plan and overall strategic vision.

2.	Oversee all phases of the Data Center Project, including Design and Planning Phase, the Development/Construction Phase and Operations Phase.

3.	Assist executive team members in creating, growing and building a world class, industry leading company.

4.	Drive company results from both an operational and financial perspective working closely with the CEO and other key executive team members.

5.	Partner with the CEO to achieve favorable financial results with respect to sales, profitability, cash flow, mergers and acquisitions, systems, reporting and controls.

6.	Set challenging and realistic goals for growth, performance and profitability.

7.	Create effective measurement tools to gauge the efficiency and effectiveness of internal and external processes.

8.	Provide accurate and timely reports outlining the operational condition of the company.

9.	Spearhead the development, communication and implementation of effective growth strategies and processes.

10.	Work with other C-level executives on budgeting, forecasting and resource allocation programs.

11.	Work closely with senior management team to create, implement and roll out plans for operational processes, internal infrastructures, reporting systems and CalEthos’ policies all designed to foster growth, profitably and efficiencies within the company.

12.	Motivate and encourage employees at all levels as one of the key leaders in the company including but not limited to professional staff, management level employees and executive leadership team members.

13.	Forge strategic partnerships and relationships with clients, vendors, banks, investors and all other professional business relationships.

14.	Foster a growth oriented, positive and encouraging environment while keeping employees and management accountable to company policies, procedures and guidelines.

11753 Willard Avenue | Tustin | CA | 92782